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Exhibit A
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NEES GLOBAL, INC.
Consolidated Balance Sheet
December 31, 1998
(Unaudited, Subject to Adjustment)
(thousands of dollars)
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ASSETS
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Current assets:
Cash      $   595
     Accounts receivable, less reserves of $170,000     939
     Other current assets     1,288
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               Total current assets     2,822
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Fixed assets:
     Property and equipment     20,632
     Accumulated depreciation     (4,164)
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               Total fixed assets     16,468
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Investments at cost:
     Separation Technologies, Inc.     1,000
     Nexus, Inc.     2,150
     AllEnergy Marketing Co., LLC     676
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               Total investments     3,826
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Total assets     $23,116
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LIABILITIES AND PARENT COMPANY'S INVESTMENT
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Current liabilities:
     Accounts payable     $   223
     Accounts payable to affiliates     53
     Accrued taxes     197
     Miscellaneous accrued liabilities     226
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               Total current liabilities     699
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Accumulated deferred income taxes     836
Deferred credits and other liabilities     314
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               Total other liabilities      1,150

Parent company's investment:
     Common stock, par value $1 per share     1
     Subordinated notes payable to parent     27,326
     Other paid-in capital     4,353
     Accumulated deficit     (10,413)
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               Total parent company's investment     21,267
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Total liabilities and parent company's
 investment     $23,116
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